Exhibit 4.7

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

CENTERSTATE BANK CORPORATION

Pursuant to Sections 607.1003 and 1006, Florida Statues, the Articles of Incorporation of CenterState Bank Corporation are hereby amended as follows:

FIRST:  Section A(1) of Article IV of the Articles of Incorporation is hereby amended by deleting the text thereof in its entirety and substituting the following in lieu thereof:

(1)

Common Stock.  The aggregate number of shares of Common Stock (referred to in these    Articles of Incorporation as “Common Stock”) which the Corporation shall have authority to issue is 200,000,000 with a par value of $0.01 per share.

The foregoing amendment was approved by the holders of Common Stock of the Corporation, being the sole voting group entitled to vote on the amendment, on April 26, 2018 and the number of votes cast for the amendment by such shareholders was sufficient for approval.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to Articles of Incorporation to be executed and attested to by its duly authorized officer as of this 26th day of April 2018.

CENTERSTATE BANK CORPORATION

By:	/s/ John C. Corbett
John C. Corbett
President and Chief Executive Officer

STATE OF FLORIDA

COUNTY OF POLK

The foregoing instrument was acknowledged before me this 26th day of April, 2018 by John C. Corbett, President and Chief Executive Officer of CenterState Bank Corporation, a Florida corporation on behalf of the corporation.

/s/ Jill P. Osborne
Printed Name:	Jill P. Osborne
Notary Public, State of Florida

Personally Known X or Produced Identification __

Type of Identification Produced ______________________________________________